Exhibit 10.03

January 25, 2000

Graydon D. Webb
President/COO
OneDentist.com, Inc.
5300 McKitrick Blvd.
Columbus, OH  43235

Re:      Consulting Agreement

Dear Graydon:

As a result of our discussions, you have asked JagCapital, Inc. ("JagCapital") to assist OneDentist.com, Inc. ("OneDentist" or the Company) with arranging a minimum of two million dollars ($2,000,000) US in equity financing to be used to carry out its proposed business as set forth in its business plan.

JagCapital is pleased to have the opportunity to provide these services to OneDentist. JagCapital has considerable experience in financial consulting, initial public offerings, secondaries, private placements, and reverse shell mergers. This letter reflects the general terms and conditions whereby JagCapital will act, on an exclusive basis, as a financial consultant and investment banker to and for OneDentist.

1.   Background

OneDentist has completed the initial development of its WebSite, which is currently in beta testing. You have indicated that OneDentist has a total of six shareholders with 850 shares authorized, however none of the shares have been actually issued, even though there are agreements in hand of respective counsel that are reviewing documentation prior to such issuance. The aforementioned six shareholders, as founders, have contributed services to the Company to effect the development of its internet presence and in exchange for common share ownership.

2.   Services

As Financial Consultants and Investment Bankers, JagCapital will:

During the term of this Agreement, JagCapital will consult with OneDentist's management and provide recommendations concerning financial and related matters, including, but limited to such items as: capitalization, corporate structure, advice on structuring public and private offerings of securities, investor public relations, and identification of possible acquisition candidates to facilitate the Company's growth.

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The scope of our services for arranging the above mentioned equity financing for
OneDentist will be divided into three phases, as follows:

Phase I - Reverse Merger into a Shell
-------------------------------------

JagCapital will effect a merger of OneDentist with a widely held "shell" company which can be publicly traded. JagCapital will assist in structuring this transaction and assist in complying with all procedures to obtain an "over-the-counter" listing for the post merger company.

The shell company will be a "virgin" shell that has never commenced operations, has no liabilities, virtually no assets and approximately 235 shareholders. The merger documents could be completed very quickly (within a few days) and the merger would close simultaneous with the closing of the financing described in Phase II below.

JagCapital will provide guidance in the preparation of the merger documents, however all merger costs and legal expenses will be responsibility of OneDentist and then ultimately the merged company. The listing process for trading will typically take 30 to 45 days.

Phase II - Limited Private Placement
------------------------------------

JagCapital will additionally structure a limited private placement of the Company's common stock ("bridge financing") to raise between $300,000 to $500,000 for working capital purposes. JagCapital will use its best efforts to arrange the "bridge financing", which will be directed to dentists who qualify as accredited investors. The Company will provide JagCapital with a listing of qualified prospective investors that will be inclusive of dentists. The bridge financing will include up to one million (1,000,000) shares offered at fifty cents ($.50) per share. After completion of the bridge financing and closing of the merger described in Phase I, the OneDentist founders and the new investors will own 85% of the shell company. All shares outstanding after the merger and financing will be subsequently registered.


The Company will be responsible for the preparation of all offering documents. JagCapital will assist in the preparation of the offering documents, including a placement memorandum, subscription agreements, registration rights agreements, and Form D for regulatory filings. Judging from the amount of information already available, we believe that offering materials could be completed within 7 days and the entire offering completed within 30 to 45 days.

Phase III - Registered Public Offering
--------------------------------------

JagCapital will next structure the public offering of the Company's stock ("IPO") to raise a minimum of two million dollars ($2,000,000) US for further business expansion. JagCapital will use its best efforts to arrange the IPO and plans to involve the dental community and may structure a financing via a self-underwritten offering on the Internet. The IPO offering will be structured such that after completion the original OneDentist founders' ownership of the company will not be below 50.1%. This financing approach is intended to create an awareness of the Company amongst dentists and create ownership among OneDentist.com subscribers.

The Company will be responsible for all costs related to the offering and will engage counsel to prepare the offering documents for filing with the Securities and Exchange Commission ("SEC"). The Company will also arrange to have its

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financial statements audited by an SEC qualified accounting firm. This IPO process will take approximately 90 to 120 days to complete.

3.   Compensation

JagCapital will be compensated for its services and reimbursed for its expenses as follows:

1. For services in Phase I and in Phase II of the project, the Company agrees to compensate JagCapital on a success-oriented basis equal to $25,000 to be paid in cash at closing from the financing proceeds. JagCapital will also be reimbursed upon written submission of verification of all reasonable "out of pocket" expenses incurred in connection with performing its services to the Company, including, but not limited to, reasonable fees and expenses of JagCapital's legal counsel, overnight deliveries, printing costs, travel expenses and long distance phone charges. Such "out of pocket" expenses shall not exceed $5,000 in total, unless OneDentist approves a larger amount in writing.

2. OneDentist agrees to engage JagCapital as a financial consultant under a new consulting agreement at a gross fee of two thousand dollars ($2,000) per month, for a period of 12 months, from the time that OneDentist first receives equity funds that are a result and due to JagCapital's efforts.

3. JagCapital will have the exclusive right to structure and arrange the new funds in Phase III of the project. The Company will agree to pay underwriters participating in the offering the following:
     a. Success fee, not to exceed equal to 10% of funds raised to be paid at closing from the proceeds.

     b. Warrants to purchase an aggregate of 10% of the securities issued will be granted and are to be inclusive of any "green shoe" rights that may necessarily be extended to third party underwriters. The warrants will be exercisable from the date of the initial offering of shares and for a period of 5 years from that date and at 120% of the price per share as paid by the investors at the initial offering. These warrants will have registration rights, a cashless exercise feature, reset rights and other features commonly associated with similar warrants of this type.

     c.   Non-accountable expense allowance equal to 3% of the funds raised.

4.   Term

This agreement shall be exclusive for ninety (90) days from the date of signing and shall continue from month to month until canceled by either party upon thirty (30) day written notice. The Company will remain responsible for any compensation earned up to the date of termination due and owing to JagCapital.

At the time of any such termination, JagCapital will furnish to the Company a list of investment sources that it has approached on behalf of the Company, and will supply verification of such prior contact. If at any time within 12 months of the date of termination, should the Company complete a transaction with any of the investment sources identified by JagCapital, the Company shall pay a success fee to JagCapital equal to the amounts indicated above.

5.   Other

JagCapital agrees that it will maintain and hold in confidence any confidential materials or information received from OneDentist.

OneDentist agrees to indemnify, defend and hold harmless JagCapital, and in turn, JagCapital agrees to indemnify, defend and hold harmless OneDentist, to the extent permitted by law, from and against all losses, claims, damages or liabilities relating to the arising out of this engagement and each party will reimburse the other in defending any such claim. OneDentist will not, however, be responsible for any losses, claims damages or liabilities or expenses in defending such, which result solely from the bad faith or negligence of JagCapital, nor shall JagCapital be responsible for any such bad faith or gross negligence emanating from OneDentist.

This Agreement is made and shall be governed in accordance with the laws of the State of Texas, and any disagreements shall be settled by arbitration in Bexar County, Texas.


Please confirm your acceptance of this Agreement by signing below:

Sincerely,



Bill Gallagher
President



ACCEPTED AND AGREED TO:
This ____ day of February, 2000.

OneDentist.com, Inc.


By________________________________
         Graydon D. Webb
         President/COO
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